Item 77 0


Name of       Date of         Syndicate         Securities
Security      Purchase         Members          Purchased From

Dole Foods      3/17/03    Deutsche Bank      Deutsche Bank
Company                    Securities         Securities
                           Bank of America
                           Securities
                           Scotia Bank
                           Fleet Securities
                           Harris Bank &
                           Trust
                           Fortis
                           Securities Inc.
                           Rabo Securities
                           USA, Inc.
                           SG Cowen
                           Securities


Affiliated broker is SG Cowen Securities. Securities were purchased in the offering at the public offering price.